Exhibit 99

Retractable Technologies, Inc. Reports Lower Revenue for the First Quarter

LITTLE ELM, Texas, May 16, 2012—Retractable Technologies, Inc. (NYSE AMEX: RVP), a leading maker of safety medical devices, reported an operating loss of $645 thousand for the three months ended March 31, 2012, compared to an operating loss of $100 thousand for the same period last year.

Comparison of Three Months Ended March 31, 2012 and March 31, 2011

Domestic sales accounted for 80.6% and 74.9% of the revenues for the three months ended March 31, 2012 and 2011, respectively. Domestic revenues decreased 18.0% principally due to lower volumes mitigated by slightly higher prices. Domestic unit sales decreased 24.2%. Domestic unit sales were 68.1% of total unit sales for the three months ended March 31, 2012. International unit sales and revenues decreased 35.2% and 41.0%, respectively due to lower sales in South America. Overall unit sales decreased 28.1%.

Gross profit decreased 13.7% primarily due to lower sales volumes. The average cost of manufactured product sold per unit decreased by 2.1%. Gross profit as a percentage of net sales was 38.2% in 2012 compared to 33.8% in 2011 due to lower unit cost of manufacture. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense decreased 23.1% due to lower gross sales revenues.

Operating expenses increased 2.8% or $95 thousand. The increase in Sales and marketing expense was the most significant. The increase of $134 thousand in Sales and marketing expense was due mainly to hiring additional sales staff. General and administrative expense decreased 1.7% due principally to lower accruals of bad debt expense mitigated by additional software support costs. Research and development costs were flat.

Our operating loss was $645 thousand compared to an operating loss for the same period last year of $100 thousand due primarily to lower sales revenues.

In the three months ended March 31, 2011, Litigation settlements, net reflects cash proceeds of $2.0 million from Hospira less royalty expense of $100 thousand.

Our effective tax rate on the net income (loss) before income taxes was 1.2% and 2.0% for the three months ended March 31, 2012 and March 31, 2011, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 53.3% of total assets. Working capital was $29.3 million at March 31, 2012, a decrease of $515 thousand from December 31, 2011.

Finished goods inventory decreased 20.2% since December 31, 2011.

Approximately $146 thousand in cash flow in the first quarter of 2012 was provided by operating activities. Uses of cash were primarily for repayments of long-term debt and purchase of fixed assets.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products.  The VanishPoint® syringe, blood collection and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.  For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010